EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-21081, 333-43700, 333-24127, 333-32315, 333-93565, 333-44414, 333-32317, 333-62431, 333-63526 and 333-24123) pertaining to employee benefit and stock option plans of Astro-Med, Inc. of our report dated March 19, 2005, with respect to the consolidated financial statements and schedule of Astro-Med, Inc. for each of the two years ended January 31, 2005 included in the Annual Report (Form 10-K) for the year ended January 31, 2006.

/s/ ERNST & YOUNG LLP

Providence, Rhode Island

April 12, 2006